Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2023
Company announces a special cash dividend of $0.70 per common share declared by its Board of Directors

MIAMI - November 2, 2023 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the third quarter and nine months ended September 30, 2023. It also announced that its Board of Directors has declared a special cash dividend of $0.70 per common share.

Third Quarter 2023 Highlights (compared to third quarter 2022):
•On a reported basis, revenue increased 20% to $361.5 million. On an organic constant currency basis1, revenue increased 8%.
•Operating income for the third quarter of 2023 was $58.7 million, compared to operating income of $56.3 million for the third quarter of 2022.
•Net income for the third quarter of 2023 was $36.0 million, compared to net income of $31.0 million for the third quarter of 2022,
•Adjusted EBITDA for the third quarter of 2023 was $78.4 million, compared to Adjusted EBITDA of $72.8 million for the third quarter of 2022.

Nine Months Ended September 30, 2023 Highlights (compared to nine months ended September 30, 2022):
•New enrollments increased 9%.
•Total enrollments increased 6%.
•On a reported basis, revenue increased 20% to $1,074.9 million. On an organic constant currency basis1, revenue increased 11%.
•Operating income for the nine months ended September 30, 2023 was $228.8 million, compared to operating income of $192.0 million for the nine months ended September 30, 2022.
•Net income for the nine months ended September 30, 2023 was $65.5 million, compared to net income of $29.9 million for the nine months ended September 30, 2022.
•Adjusted EBITDA for the nine months ended September 30, 2023 was $287.3 million, compared to Adjusted EBITDA of $244.1 million for the nine months ended September 30, 2022.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “Laureate’s strong third quarter results were in line with expectations. Our operating performance reflects a robust macroeconomic backdrop in Mexico, including early signs of increased investments related to nearshoring, and a more subdued backdrop in Peru given recent softness in its economy. The financial results we delivered for the first nine months of the year demonstrate the unique value of Laureate’s diverse business model, which is based on a broad mix of product offerings at a range of price points. Our balance sheet remains strong, and today we are pleased to be announcing a special cash dividend of $0.70 per share, continuing our commitment to returning capital to our shareholders.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Third Quarter 2023 Results

For the third quarter of 2023, revenue on a reported basis was $361.5 million, an increase of $60.5 million, or 20%, compared to the third quarter of 2022. On an organic constant currency basis, revenue increased 8%. Operating income for the third quarter of 2023 was $58.7 million, compared to $56.3 million for the third quarter of 2022, an increase of $2.4 million. Net income for the third quarter of 2023 was $36.0 million, compared to net income of $31.0 million for the third quarter of 2022. Basic and diluted earnings per share for the third quarter of 2023 were $0.23.

Adjusted EBITDA for the third quarter of 2023 was $78.4 million, compared to Adjusted EBITDA of $72.8 million for the third quarter of 2022.

Nine Months Ended September 30, 2023 Results

New enrollments for the nine months ended September 30, 2023 increased 9%, compared to new enrollment activity for the nine months ended September 30, 2022, and total enrollments were up 6% compared to the prior-year period. New and total enrollments in Peru increased 9% and 4%, respectively, compared to the prior-year period. New enrollments in Mexico were up 10% compared to the prior-year period, and total enrollment in Mexico was up 9%.

For the nine months ended September 30, 2023, revenue on a reported basis was $1,074.9 million, an increase of $179.0 million, or 20%, compared to the nine months ended September 30, 2022. On an organic constant currency basis, revenue increased 11%. Operating income for the nine months ended September 30, 2023 was $228.8 million, compared to $192.0 million for the nine months ended September 30, 2022, an increase of $36.8 million. The increase in operating income versus the 2022 period resulted from growth in revenue, partially offset by higher costs associated with the annualized impact of return to campus operations. Net income for the nine months ended September 30, 2023 was $65.5 million, compared to net income of $29.9 million for the nine months ended September 30, 2022. Basic and diluted earnings per share for the nine months ended September 30, 2023 were $0.42.

Adjusted EBITDA for the nine months ended September 30, 2023 was $287.3 million, compared to Adjusted EBITDA of $244.1 million for the nine months ended September 30, 2022.

Balance Sheet and Capital Structure

Laureate has a strong balance sheet position. As of September 30, 2023, Laureate had $130.9 million of cash and gross debt of $134.7 million. Accordingly, net debt was $3.8 million as of September 30, 2023.

As of September 30, 2023, Laureate had 157.4 million total shares outstanding.

Special Cash Dividend

Laureate today announced that its Board of Directors approved the payment of a special cash dividend (the "Dividend") equal to $0.70 per each share of the Company's common stock, par value $0.004 per share, to each holder of record on November 15, 2023. The Dividend is scheduled to be paid on November 30, 2023. Based on the current number of shares outstanding, the aggregate amount of the Dividend is expected to be approximately $110 million.

The Company expects that the entire amount of the Dividend will be in excess of its current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) and therefore will be treated as a taxable dividend for U.S. federal income tax purposes. All holders of Company common stock should consult their own tax advisors to determine the particular tax consequences to them of the Dividend, including the applicability and effect of any U.S. federal, state, local, non-U.S. and other tax laws.

Outlook for Fiscal 2023

Laureate is updating its full-year 2023 guidance, reflecting a narrower range on an organic constant currency basis as well as the impact of weaker foreign currency rates.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2023 results to be as follows:

•Total enrollments are now expected to be approximately 447,000 students, reflecting growth of approximately 6% versus 2022;
•Revenues are now expected to be in the range of $1,457 million to $1,465 million, reflecting growth of 17%-18% on an as-reported basis and 10% on an organic constant currency basis versus 2022; and
•Adjusted EBITDA is now expected to be in the range of $410 million to $416 million, reflecting growth of 21%-23% on an as-reported basis and 14%-16% on an organic constant currency basis versus 2022.

Reconciliations of forward-looking non-GAAP measures, specifically the 2023 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ32023 to receive dial in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-October 2023, and current spot FX rates (local currency per U.S. Dollar) of MXN 18.30 and PEN 3.86 for November 2023 - December 2023. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 23, 2023, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of net income (loss), adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total debt, net of cash and cash equivalents (or net debt) consists of total gross debt, less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling approximately 450,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	YTD 3Q 2023	YTD 3Q 2022	Change	As of 09/30/2023	As of 09/30/2022	Change
Mexico	146,600	133,700	10%	248,500	228,000	9%
Peru	86,200	79,100	9%	210,200	202,900	4%
Laureate	232,800	212,800	9%	458,700	430,900	6%

Consolidated Statements of Operations

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2023	2022	Change	2023	2022	Change
Revenues	$361.5	$301.0	$60.5	$1,074.9	$895.9	$179.0
Costs and expenses:
Direct costs	291.1	229.4	61.7	810.4	655.1	155.3
General and administrative expenses	11.8	15.3	(3.5)	34.0	48.8	(14.8)
Loss on impairment of assets	—	—	—	1.6	0.1	1.5
Operating income	58.7	56.3	2.4	228.8	192.0	36.8
Interest income	2.8	2.0	0.8	6.9	5.6	1.3
Interest expense	(5.2)	(3.7)	(1.5)	(17.3)	(11.6)	(5.7)
Other income, net	0.1	1.4	(1.3)	0.2	0.4	(0.2)
Foreign currency exchange gain (loss), net	9.8	15.1	(5.3)	(51.6)	(2.9)	(48.7)
Gain on disposal of subsidiaries, net	3.3	—	3.3	3.6	1.5	2.1
Income from continuing operations before income taxes and equity in net income of affiliates	69.5	71.1	(1.6)	170.7	185.0	(14.3)
Income tax expense	(33.7)	(39.3)	5.6	(101.4)	(159.2)	57.8
Equity in net income of affiliates, net of tax	—	—	—	—	0.1	(0.1)
Income from continuing operations	35.7	31.9	3.8	69.3	25.9	43.4
Income (loss) from discontinued operations, net of tax	0.2	(0.8)	1.0	(3.8)	4.1	(7.9)
Net income	36.0	31.0	5.0	65.5	29.9	35.6
Net loss attributable to noncontrolling interests	0.2	0.1	0.1	0.2	0.4	(0.2)
Net income attributable to Laureate Education, Inc.	$36.2	$31.1	$5.1	$65.7	$30.3	$35.4

Basic and diluted earnings per share:
Basic weighted average shares outstanding	157.3	164.6	(7.3)	157.2	169.9	(12.7)
Diluted weighted average shares outstanding	157.8	165.0	(7.2)	157.7	170.4	(12.7)
Basic and diluted earnings per share	$0.23	$0.19	$0.04	$0.42	$0.17	$0.25

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended September 30,	2023	2022	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$185.4	$147.8	25%	6%	$37.6	$8.8	$—	$—	$28.8
Peru	176.2	152.5	16%	10%	23.7	14.7	—	—	9.0
Corporate & Eliminations	—	0.7	(100)%	(100)%	(0.7)	(0.7)	—	—	—
Total Revenues	$361.5	$301.0	20%	8%	$60.5	$22.7	$—	$—	$37.8

Adjusted EBITDA
Mexico	$21.9	$23.4	(6)%	(23)%	$(1.5)	$(5.4)	$0.3	$—	$3.6
Peru	66.3	61.2	8%	3%	5.1	1.8	—	—	3.3
Corporate & Eliminations	(9.9)	(11.9)	17%	17%	2.0	2.0	—	—	—
Total Adjusted EBITDA	$78.4	$72.8	8%	(2)%	$5.6	$(1.6)	$0.3	$—	$6.9

			% Change		$ Variance Components
For the nine months ended September 30,	2023	2022	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$559.5	$435.0	29%	13%	$124.5	$56.5	$—	$—	$68.0
Peru	515.4	457.1	13%	10%	58.3	47.0	—	—	11.3
Corporate & Eliminations	—	3.8	(100)%	(100)%	(3.8)	(3.8)	—	—	—
Total Revenues	$1,074.9	$895.9	20%	11%	$179.0	$99.7	$—	$—	$79.3

Adjusted EBITDA
Mexico	$109.1	$79.8	37%	19%	$29.3	$15.1	$0.4	$—	$13.8
Peru	207.1	201.4	3%	1%	5.7	1.1	—	—	4.6
Corporate & Eliminations	(28.8)	(37.2)	23%	23%	8.4	8.4	—	—	—
Total Adjusted EBITDA	$287.3	$244.1	18%	10%	$43.2	$24.4	$0.4	$—	$18.4
(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” percentage changes are calculated by dividing the Organic Constant Currency amounts by the 2022 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2023	December 31, 2022	Change
Assets
Cash and cash equivalents	$130.9	$85.2	$45.7
Receivables (current), net	95.7	80.7	15.0
Other current assets	52.7	60.3	(7.6)
Property and equipment, net	543.6	523.4	20.2
Operating lease right-of-use assets, net	356.4	389.6	(33.2)
Goodwill and other intangible assets	804.4	735.1	69.3
Deferred income taxes	58.1	51.9	6.2
Other long-term assets	44.3	46.0	(1.7)
Current and long-term assets held for sale	11.3	—	11.3
Total assets	$2,097.3	$1,972.2	$125.1

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$196.1	$178.6	$17.5
Deferred revenue and student deposits	81.0	51.3	29.7
Total operating leases, including current portion	393.2	415.9	(22.7)
Total long-term debt, including current portion	132.1	232.1	(100.0)
Other liabilities	318.3	318.6	(0.3)
Current and long-term liabilities held for sale	11.5	—	11.5
Total liabilities	1,132.2	1,196.5	(64.3)
Redeemable equity	1.4	1.4	—
Total stockholders' equity	963.6	774.4	189.2
Total liabilities and stockholders' equity	$2,097.3	$1,972.2	$125.1

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2023	2022	Change
Cash flows from operating activities
Net income	$65.5	$29.9	$35.6
Depreciation and amortization	52.0	43.6	8.4
Loss (gain) on sales and disposal of subsidiaries and property and equipment, net	5.3	(5.8)	11.1
Deferred income taxes	(9.5)	8.2	(17.7)
Unrealized foreign currency exchange loss (gain)	51.1	(2.2)	53.3
Income tax receivable/payable, net	(6.7)	53.6	(60.3)
Working capital, excluding tax accounts	(25.8)	(17.8)	(8.0)
Other non-cash adjustments	55.6	45.2	10.4
Net cash provided by operating activities	187.4	154.7	32.7
Cash flows from investing activities
Purchase of property and equipment	(26.7)	(16.8)	(9.9)
Expenditures for deferred costs	—	(0.4)	0.4
Receipts from sales of discontinued operations and property and equipment	0.5	83.4	(82.9)
Net cash (used in) provided by investing activities	(26.2)	66.3	(92.5)
Cash flows from financing activities
Decrease in long-term debt, net	(119.1)	(35.2)	(83.9)
Proceeds from exercise of stock options	3.2	11.9	(8.7)
Payments to repurchase common stock	—	(207.2)	207.2
Financing other, net	(4.3)	(6.0)	1.7
Net cash used in financing activities	(120.2)	(236.5)	116.3
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	4.0	6.4	(2.4)
Change in cash included in current assets held for sale	(0.3)	—	(0.3)
Net change in Cash and cash equivalents and Restricted cash	44.7	(9.1)	53.8
Cash and cash equivalents and Restricted cash at beginning of period	93.8	345.6	(251.8)
Cash and cash equivalents and Restricted cash at end of period	$138.4	$336.5	$(198.1)

Non-GAAP Reconciliation

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2023	2022	Change	2023	2022	Change
Net income	$36.0	$31.0	$5.0	$65.5	$29.9	$35.6
Plus:
(Income) loss from discontinued operations, net of tax	(0.2)	0.8	(1.0)	3.8	(4.1)	7.9
Income from continuing operations	35.7	31.9	3.8	69.3	25.9	43.4
Plus:
Equity in net income of affiliates, net of tax	—	—	—	—	(0.1)	0.1
Income tax expense	33.7	39.3	(5.6)	101.4	159.2	(57.8)
Income from continuing operations before income taxes and equity in net income of affiliates	69.5	71.1	(1.6)	170.7	185.0	(14.3)
Plus:
Gain on disposal of subsidiaries, net	(3.3)	—	(3.3)	(3.6)	(1.5)	(2.1)
Foreign currency exchange (gain) loss, net	(9.8)	(15.1)	5.3	51.6	2.9	48.7
Other income, net	(0.1)	(1.4)	1.3	(0.2)	(0.4)	0.2
Interest expense	5.2	3.7	1.5	17.3	11.6	5.7
Interest income	(2.8)	(2.0)	(0.8)	(6.9)	(5.6)	(1.3)
Operating income	58.7	56.3	2.4	228.8	192.0	36.8
Plus:
Depreciation and amortization	17.9	14.5	3.4	52.0	43.6	8.4
EBITDA	76.6	70.8	5.8	280.8	235.6	45.2
Plus:
Share-based compensation expense (2)	1.8	1.8	—	4.9	7.0	(2.1)
Loss on impairment of assets (3)	—	—	—	1.6	0.1	1.5
EiP implementation expenses (4)	—	0.2	(0.2)	—	1.3	(1.3)
Adjusted EBITDA	$78.4	$72.8	$5.6	$287.3	$244.1	$43.2
(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(3) Represents non-cash charges related to impairments of long-lived assets.
(4) Excellence-in-Process (EiP) implementation expenses were related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also included other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs that were incurred in connection with previous dispositions. The EiP initiative was completed as of December 31, 2021, except for certain EiP expenses related to the run out of programs that began in prior periods.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.